EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

The Managing General Partner
H-T Associates:


We consent to incorporation by reference in the Joint Registration Statement on Form S-8 and related prospectus for the Meditrust Corporation 1995 Share Award Plan (formerly known as the Santa Anita Realty Enterprises, Inc. 1995 Share Award Plan), as amended, and the Meditrust Operating Company 1995 Share Award Plan (formerly known as the Santa Anita Operating Company 1995 Share Award
Plan), as amended, filed by Meditrust Corporation and Meditrust Operating Company, of our report dated February 10, 1997, relating to the consolidated balance sheets of H-T Associates and subsidiary (the "Partnership") as of December 31, 1996 and 1995, and the related consolidated statements of operations, partners' capital (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Joint Annual Report on Form 10-K, as amended by amendments on Form 10-K/A, of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company. Our report dated February 10, 1997, contains an explanatory paragraph that states that the Partnership's primary subsidiary is in technical default on its notes payable at December 31, 1996. As such, those notes may be callable at the lender's discretion. This technical default raises substantial doubt about the Partnership's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                      KPMG Peat Marwick LLP


San Diego, California
November 6, 1997